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Douglas Emmett
“Say-on-Pay” Response Sheet
May 16, 2011

We have spoken with ISS concerning their recommendation against our "say on pay" proposal.  ISS confirmed that they have not raised any concern about the actual amount of compensation paid for 2010.  Rather, ISS indicated that their negative recommendation was based on the fact that our annual bonus process retains some discretion for our Compensation Committee, although ISS did not argue that this discretion had been abused.

The annual compensation decision for 2010 was simple.  As explained in the CD&A in our Proxy, Jordan Kaplan's compensation had been reduced in 2008 and 2009 (as was the compensation of certain other officers) in response to the severe economic downturn.  At the end of 2010, our Compensation Committee determined that it was appropriate to restore those pay cuts.  Our CD&A noted that our Compensation Committee considered various other factors in setting 2010 compensation, including our operating performance in 2010 and our management team's success in continuing to hold our overall G&A expenses to one of the lowest percentages of revenues among our benchmark group.  As set out in our CD&A, Jordan Kaplan’s salary and annual incentive compensation put him at approximately the midpoint of our benchmark group's 2009 compensation (and thus probably less than that for their 2010 compensation).  ISS agreed that, fairly calculated, the cost to the Company on a GAAP basis was actually at least 10% lower in 2010 than in 2009.

ISS would not talk about this matter with us before making their recommendation, so we did not have the opportunity to correct a number of factual inaccuracies in their report prior to its release.  When we spoke with ISS, they agreed that they had made an error in their calculation of their test for 2% average burn rate for equity, and that we in fact do meet their test.  They also acknowledged that we did not in fact enter into new single trigger employment agreements in the last year (in fact, the only change this year to the employment agreements was to substantially reduce benefits for our executives).  Finally, ISS agreed that our 2010 performance actually exceeded the peer group that ISS chose for us, although apparently it did not exceed the performance of all "real estate" companies, whether comparable or not, in GIC Code 4040.

As we said, it does not appear that ISS was concerned that our Compensation Committee abused its discretion; rather their concern was the mere existence of the discretion.  As we said in our CD&A, our Compensation Committee believes that its discretion allows them to evaluate the totality of an executive’s performance, whereas fixed formulas may have unintended consequences resulting in inferior compensation results.  The restoration of the pay cuts in 2010 was not based on a formula, but then neither were the cuts in 2008 and 2009.